Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines
Phone:  808.835-3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Allyson Pooley / Andrew Greenebaum
Integrated Corporate Relations
 Phone:  310.954.1100

apooley@icrinc.com / agreenebaum@icrinc.com

MEDIA CONTACT:

Keoni Wagner, VP Public Affairs

Hawaiian Airlines
 Phone:  808.838.6778

keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports Second Quarter 2006 Financial Results

•                  Operating revenue increased 10% to $222 million from a year ago

•                  Load factor increased to 86.9% from 85.4% a year ago

•                  Operating Income of $9 million

•                  Pre-tax loss of $22 million including a special charge of $28 million

•                  Excluding special charge, pre-tax income of $6 million

•                  Management will host an investor call today at 5 p.m. EDT to discuss results

HONOLULU – August 7, 2006 – Hawaiian Holdings, Inc. (AMEX and PCX: HA) (“Holdings” or “the Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported a consolidated net loss for the three months ended June 30, 2006 of $26.4 million, or $0.56 per basic and diluted share, on total operating revenue of $222.3 million.  As previously announced, these results include a special charge of $28.0 million related to the Company’s redemption of all of its outstanding 5% subordinated convertible notes.  Additionally, the net loss includes a tax provision of $4.3 million, despite the Company reporting a pre-tax loss (discussed below in more detail). Operating income for the second quarter was $9.0 million.  Excluding the special charge, the Company would have reported pre-tax earnings of $6.0 million for the second quarter.

Mark Dunkerley, President and Chief Executive Officer, commented, “During the second quarter we faced two main challenges in the rising price of fuel and the increase in competitor capacity, both interisland and on our transpacific routes.  In this environment we are pleased to report an operating and pre-tax profit excluding the special charge associated with the redemption of our convertible securities.  At the same time, we recognize that our progress in this quarter has lagged that of several of our competitors, so we remain keenly focused on efforts to improve revenues and further control our costs.”

Mr. Dunkerley continued, “On a positive note, the four additional Boeing 767-300 aircraft we purchased during the first quarter are on target to begin service during the third and fourth quarters.  These aircraft will join our existing fleet and allow us to bring our industry-leading customer service and on-time performance to more travelers.”

Operating Results

GAAP Results

Hawaiian emerged from bankruptcy on June 2, 2005.  Effective April 1, 2003, following Hawaiian’s bankruptcy filing, through June 1, 2005, Holdings deconsolidated Hawaiian and accounted for its interest in Hawaiian using the cost method of accounting.  As a result, the consolidated financial results of Holdings during that period do not include Hawaiian’s financial results.  Holdings generated no revenue from April 1, 2005 through June 1, 2005, and its operating expenses consisted primarily of professional fees related to Hawaiian’s bankruptcy case and maintaining Holdings’ status as a public company.  Hawaiian’s emergence from bankruptcy was accounted for as a business combination, the acquisition of Hawaiian by Holdings.  As a consequence, the results of operations for Hawaiian are included in the consolidated financial results of the Company from June 2, 2005 forward.

On a consolidated GAAP basis, the Company reported operating income of $9.0 million and a net loss of $26.4 million for the second quarter 2006.  The GAAP financial results include a $28 million special charge primarily attributable to Holdings’ redemption of its outstanding 5% subordinated convertible notes in the second quarter of 2006.  Additionally, the net loss for the second quarter includes a provision for income taxes, despite the Company reporting a pre-tax loss. The tax provision is primarily attributable to the non-deductible charge taken upon the convertible notes redemption and an increase in deferred tax assets following Hawaiian’s emergence from bankruptcy, for which the Company is required to provide a full valuation allowance.

Consolidated/Combined Holdings and Hawaiian Results

Because Hawaiian’s emergence from bankruptcy was accounted for as a business combination,   the assets and liabilities of Hawaiian were adjusted to their fair values as of June 2, 2005, and the results of operations of Hawaiian are included in the Company’s consolidated results from that date forward.  In order to clarify some of the complex accounting resulting from Holdings’ reacquisition of Hawaiian upon Hawaiian’s emergence from bankruptcy and provide readers with a basis for comparison with the financial results of Hawaiian during its bankruptcy, the following discussion compares the consolidated financial results for the quarter ended June 30, 2006 to the combined financial results of Holdings and Hawaiian for the same quarter of the prior year. These combined financial results are not, however, defined within accounting principles generally accepted in the United States and therefore should not be considered in isolation or as a substitute for the equivalent measure defined by GAAP.

The adjustments to record Hawaiian’s assets and liabilities at fair value resulted in significant additional depreciation and amortization expense in the current quarter and on an on-going basis, as well as several other non-cash adjustments.  The consolidated results of operations for the second quarter and the six months ended June 30, 2006 were affected by the application of purchase accounting as follows:

	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in millions)
Operating Revenue - Decrease in operating revenue:
Passenger - Elimination of deferred revenue from sales of miles in frequent flyer program	$(1.8)	$(2.0)	$(4.4)	$(2.0)
Total decrease in operating revenue	$(1.8)	$(2.0)	$(4.4)	$(2.0)

Operating Expenses - Increase/(decrease) in operating exepenses:
Wages and benefits - elimination of unrecognized actuarial losses	$—	$(0.8)	$—	$(0.8)
Aircraft and other rent - amortization of favorable and unfavorable operating leases	0.4	0.2	0.9	0.2
Maintenance materials and repairs - favorable aircraft maintenance contracts	0.3	0.2	0.6	0.2
Depreciation and amortization	3.9	1.1	7.9	1.1
Total increase in operating expenses	$4.7	$0.8	$9.4	$0.8

Operating Income - Decrease in operating income	$(6.4)	$(2.8)	$(13.8)	$(2.8)

Non Operating Income/Expense -
Interest expense - amortization of certain debt due to recognizing debt discount at fair value	$(0.2)	$(0.0)	$(0.3)	$(0.0)
Interest income - accretion due to recognizing aircraft maintenance and lease security deposits at fair value	0.3	0.1	0.7	0.1
Total	$0.2	$0.1	$0.4	$0.1

Increase in Loss Before Income Taxes.	$(6.3)	$(2.7)	$(13.4)	$(2.7)

As a result of higher revenue and improvements in cost containment, the Company reported operating income of $9.0 million in the second quarter of 2006 compared to operating income of $0.2 million in second quarter of 2005 on a combined basis.

Second quarter operating revenue was $222.3 million, a 10.2% increase over the combined operating revenue for the second quarter 2005.  Passenger revenue represented approximately 91% of operating revenue in the second quarters of both 2005 and 2006.  Charter, cargo and other revenues represented the balance.  Passenger yield (passenger revenue per revenue passenger mile) in the second quarter of 2006 increased 7.1% to 12.17 cents from 11.36 cents in the second quarter 2005.  Operating revenue per available seat mile (RASM) increased 9.4% to 11.43 cents in the second quarter of 2006 from 10.45 cents in the second quarter 2005.

Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

Selected Combined Statistical Data

	Three months ended					Six months ended
	June 30,					June 30,
	2006		2005		Change	2006		2005		Change
	(in millions)					(in millions)
Scheduled Operations:
Revenue passenger miles (RPM)	1,661.5		1,619.0		2.6%	3,287.3		3,090.3		6.4%
Available seat miles (ASM)	1,911.6		1,896.1		0.8%	3,770.2		3,625.1		4.0%
Passenger load factor (RPM/ASM)	86.9%		85.4%			87.2%		85.2%

Total Operations
Operating Revenue per ASM (RASM)	11.43	¢	10.45	¢	9.4%	11.25	¢	10.45	¢	7.6%
Operating Cost per ASM (CASM)	10.97	¢	10.44	¢	5.1%	11.13	¢	10.28	¢	8.3%
CASM ex-fuel	7.92	¢	7.94	¢	-0.3%	8.11	¢	7.97	¢	1.7%
Adjusted CASM ex-fuel*	7.68	¢	7.90	¢	-2.8%	7.86	¢	7.95	¢	-1.1%

  *adjusted for purchase accounting differences

Total operating expenses for the second quarter increased 5.8% to $213.3 million from $201.6 million for the second quarter of 2005.  Operating cost per available seat mile (CASM) for the second quarter 2006 increased 5.1% year-over-year to 10.97 cents.  CASM excluding fuel and the non-cash adjustments related to purchase accounting declined 2.8% to 7.68 cents in the second quarter of 2006 versus 7.90 cents in the prior year’s quarter.

The higher operating expenses were primarily the result of an $11.0 million, or 22.8%, increase in aircraft fuel costs to $59.2 million.   Hawaiian’s average cost per gallon of jet fuel rose 24% to $2.15 (including taxes, delivery and hedging gains) for the second quarter of 2006.  Aircraft fuel represented 27.8% of operating expenses in the second quarter 2006 compared to 23.9% in the same quarter of 2005.

Depreciation and amortization expense increased by $3.1 million, to $7.0 million, primarily due to the amortization of intangible assets arising from revaluing Hawaiian’s assets under purchase accounting.  Additionally, materials and repairs expenses increased $4.3 million to $18.3 million as a result of higher engine maintenance expenses incurred under power-by-the-hour (PBH) agreements and an increase in airframe overhaul expenses for both the 767 and 717 fleets.  The PBH increases are attributable to the inclusion of additional engines under PBH agreements, an overall increase in block hours operated and higher rates per hour.

The higher expenses were partially offset by lower wages and benefits in the quarter which declined by 5.1% to $56.1 million.  In the 2005 second quarter, wages and benefits expense included $4.7 million of compensation expense related to cash and stock bonuses associated with Hawaiian’s successful reorganization in June 2005.   Effective January 1, 2006, the Company adopted SFAS No. 123(R) which resulted in the recognition of $1.2 million share-based compensation expense for the second quarter of 2006.

Other expenses declined $5.1 million, or 12.1%, to $37.2 million during the second quarter of 2006.  Included in this amount is a decline in professional fees of $2.6 million following a period of escalated expense in 2005 related to initial compliance with Sarbanes-Oxley requirements and activities related to Hawaiian’s bankruptcy and reorganization.

Nonoperating expenses, net for the second quarter of 2006 totaled $31.1 million compared to nonoperating income of $16.2 million in the second quarter of 2005.  Included in the total expense for the second quarter of 2006 is a $28.0 million special charge attributable to Holdings’ redemption of all of its outstanding 5% subordinated convertible notes in April 2006.  Included in the 2005 second quarter are $10.9 million of unrealized gains related to jet fuel forward contracts that did not qualify for hedge accounting and a $4.9 million gain from the favorable settlement of a bankruptcy related claim.

Recent Events:

•                  In early May, the Company announced a significant expansion of its service to Hawaii from San Diego, Seattle, Portland, Sacramento and Los Angeles.

•                  In June, the Company extended to 32 consecutive months its streak of leading the DOT’s rankings for on-time performance and maintained its #1 ranking for baggage handling.

•                  In early June, the Company announced the addition of three members to its board of directors, increasing to 12 the number of board members overseeing the Company.

•                  In June, Hawaiian was ranked as the nation’s top airline serving Hawaii in Travel + Leisure magazine’s 2006 World’s Best Service Awards.

Liquidity, Capital Resources and Fuel Hedging:

•                  On April 21, 2006, the Company completed the redemption of all of its outstanding 5% subordinated convertible notes due in 2010, thus avoiding significant potential dilution.  As discussed previously, the Company incurred a $28 million special charge in connection with the redemption.

•                  As of June 30, 2006, the Company had unrestricted cash and cash equivalents of $173 million.

•                  As of June 30, 2006, the Company also had an additional $87.0 million in restricted cash including approximately $10 million classified as a noncurrent asset. Subsequent to the quarter end, the Company used the $10 million noncurrent restricted cash to make a prepayment on the term loan it made under the Company’s debt restructuring in the first quarter of 2006.  The $10 million had been held in escrow as it was contingent on a certain asset acquisition which did not occur, and consistent with the terms of the transaction, the $10 million was used to reduce the principal of the term loan.

•                  For the quarter ended June 30, 2006, net cash provided by operating activities before reorganization activities was $32 million, compared to $39 million for the same period in 2005 on a combined basis.

•                  As of June 30, 2006, Hawaiian had entered into jet fuel forward contracts to hedge approximately 24% of its fuel requirements for the remainder of 2006 at fixed prices ranging from $1.89 to $2.17 per gallon.  The Company’s current jet fuel hedge position for the remainder of 2006 is outlined in the table below:

	Average Forward	Average Settlement	Gallons	Percentage of Quarterly
	Contract Designation	Price of Forward	Hedged	Consumption
	Price Per Gallon(1)	Contract	(thousands)	Hedged
Third Quarter 2006	$2.025	$2.024	13,944	48%
Fourth Quarter 2006	$2.085	$2.100	756	2%

(1) Designation prices are based on spot prices on the date of designation of the applicable jet fuel forward contracts, andrepresent the prices per gallon that the fuel expenses to be recognized in our financial statements will be based upon.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Monday, August 7, 2006) at 5:00 p.m., Eastern Daylight Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.hawaiianair.com.  For those who are not available for the live broadcast, the call will be archived on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian was the nation’s number one carrier for on-time service, fewest flight cancellations and best baggage service reliability in 2005 and the first quarter of 2006, according to reports by the U.S. Department of Transportation. Consumer travel surveys conducted by Conde Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 77th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, and the second largest provider of passenger air service between Hawaii and the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (nine) than any other airline, as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (Amex and PCX: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

# # #

(Financial Tables Follow)

Hawaiian Holdings, Inc.

Consolidated Balance Sheets (in thousands, except for share data)

	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$172,542	$153,388
Restricted cash	76,835	53,420
Accounts receivable, net of allowance for doubtful accounts of $481 and $912 as of June 30, 2006 and December 31, 2005, respectively	36,373	35,278
Spare parts and supplies, net	14,022	14,578
Deferred tax assets	10,992	9,269
Prepaid expenses and other	24,864	21,673
Total	335,628	287,606

Property and equipment, less accumulated depreciation and amortization of
$10,728 and $5,751 as of June 30, 2006 and December 31, 2005, respectively	91,235	51,277

Other Assets:
Long-term prepayments and other	39,816	29,253
Intangible assets, net of accumulated amortization of $25,845 and $13,936 as of June 30, 2006 and December 31, 2005, respectively	179,296	191,205
Goodwill	105,380	107,179
Total Assets.	$751,355	$666,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$39,983	$39,089
Air traffic liability	225,766	162,638
Other accrued liabilities	34,074	62,969
Current maturities of long-term debt and capital lease obligations	14,828	13,064
Total	314,651	277,760

Long-Term Debt and Capital Lease Obligations	136,342	77,576

Other Liabilities and Deferred Credits:
Accumulated pension and other postretirement benefit obligations	198,381	196,831
Other liabilities and deferred credits	63,274	57,017
Deferred income taxes	10,992	9,269
Total	272,647	263,117

Commitments and Contingent Liabilities

Shareholders’ Equity:
Special preferred stock, three shares outstanding as of June 30, 2006 and December 31, 2005	—	—
Common stock, 46,553,914 shares and 45,349,100 shares outstanding as of June 30, 2006 and December 31, 2005, respectively	466	453
Capital in excess of par value	208,072	203,479
Accumulated deficit	(182,397)	(143,721)
Accumulated other comprehensive income (loss):
Income (loss) on hedge instruments	1,574	(12,144)
Total	27,715	48,067
Total Liabilities and Shareholders’ Equity	$751,355	$666,520

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except for per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006(*)	2005(**)	2006(*)	2005(***)

Operating Revenue:
Passenger	$202,157	$63,880	$391,745	$63,880
Charter	1,951	685	4,225	685
Cargo	7,830	2,569	15,918	2,569
Other	10,340	2,788	20,108	2,788
Total	222,278	69,922	431,996	69,922

Operating Expenses:
Aircraft fuel, including taxes and oil	59,216	16,770	116,178	16,770
Wages and benefits	56,057	22,578	114,226	22,578
Aircraft rent	27,164	8,862	54,522	8,862
Maintenance materials and repairs	18,262	3,998	35,033	3,998
Depreciation and amortization	6,961	2,256	13,725	2,256
Other rentals and landing fees	6,149	1,893	12,065	1,893
Sales commissions	2,227	558	4,084	558
Other	37,225	16,548	77,741	18,643
Total	213,261	73,463	427,574	75,558

Operating Income (Loss)	9,017	(3,541)	4,422	(5,636)

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(4,533)	(1,104)	(5,396)	(1,104)
Losses due to redemption, extinguishment and modification of long-term debt	(28,032)	—	(31,104)	—
Interest income	3,037	508	5,466	508
Capitalized interest	960	—	1,259	—
Other, net	(2,519)	5,536	(8,824)	5,536
Total	(31,087)	4,940	(38,599)	4,940

Income (Loss) Before Income Taxes	(22,070)	1,399	(34,177)	(696)

Income tax expense	4,314	—	4,499	—

Net Income (Loss)	$(26,384)	$1,399	$(38,676)	$(696)

Net income (Loss) Per Common Stock Share:
Basic	$(0.56)	$0.03	$(0.82)	$(0.02)
Diluted	$(0.56)	$0.03	$(0.82)	$(0.02)

Weighted Average Number of Common Stock Shares Outstanding:
Basic	47,171	35,730	47,126	33,254
Diluted	47,171	36,459	47,126	33,254

(*)                                 Includes the consolidated results of operations of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. for the entire period presented.

(**)                          Includes the results of operations of Hawaiian Holdings, Inc. for the period April 1, 2005 through June 1, 2005, and the consolidated results of operations for Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. for the period June 2, 2005 through June 30, 2005.

(***)                   Includes the results of operations of Hawaiian Holdings, Inc. for the period January 1, 2005 through June 1, 2005, and the consolidated results of operations for Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. for the period June 2, 2005 through June 30, 2005.

Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

Statements of Operations (in thousands)

(unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2006(*)	2005(**)	2006(*)	2005(**)

Operating Revenue:
Passenger	$202,157	$183,973	$391,745	$353,720
Charter	1,951	2,081	4,225	6,600
Cargo	7,830	7,293	15,918	14,339
Other	10,340	8,381	20,108	16,414
Total	222,278	201,728	431,996	391,073

Operating Expenses:
Aircraft fuel, including taxes and oil	59,216	48,222	116,178	86,556
Wages and benefits	56,057	59,070	114,226	115,360
Aircraft rent	27,164	26,589	54,522	52,730
Maintenance materials and repairs	18,262	13,941	35,033	28,012
Depreciation and amortization	6,961	3,825	13,725	6,025
Other rentals and landing fees	6,149	5,816	12,065	11,530
Sales commissions	2,227	1,741	4,084	3,135
Other	37,225	42,369	77,741	81,271
Total	213,261	201,573	427,574	384,619

Operating Income	9,017	155	4,422	6,454

Nonoperating Income (Expense):
Reorganization items, net	—	6,738	—	888
Interest and amortization of debt discount and issuance costs	(4,533)	(1,236)	(5,396)	(1,570)
Losses due to redemption, extinguishment and modification of long-term debt	(28,032)	—	(31,104)	—
Interest income	3,037	508	5,466	508
Capitalized interest	960	—	1,259	—
Other, net	(2,519)	10,229	(8,824)	8,910
Total	(31,087)	16,239	(38,599)	8,736

Income (Loss) Before Income Taxes	(22,070)	16,394	(34,177)	15,190

Income tax expense	4,314	18,067	4,499	18,572

Net Loss	$(26,384)	$(1,673)	$(38,676)	$(3,382)

(*)   Consolidated results of operations of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

(**) Combined results of operations of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

Hawaiian Holdings, Inc.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information (unaudited)

Pursuant to Regulation G of the Securities and Exchange Commission, we are providing further disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures reported on a basis consistent with accounting principles generally accepted in the United States (GAAP). Our disclosure of earnings excluding special charges and cost per available seat mile (CASM) excluding fuel expense provides management and investors the ability to measure and monitor our performance on a consistent basis.  Additionally, the cost and availability of fuel are subject to many economic and political factors and are therefore largely beyond our control. These measures are consistent with financial measures reported by other airlines.

We are also providing certain information on a historical cost basis.  Because Hawaiian’s emergence from bankruptcy was accounted for as a business combination and Hawaiian’s assets and liabilities were recorded at fair value at that point, our performance in periods subsequent to Hawaiian’s emergence from bankruptcy is not necessarily comparable to our and Hawaiian’s combined performance prior to Hawaiian’s emergence.  Our disclosure of financial information on a historical cost basis provides management and investors the ability to measure and monitor our performance on a consistent basis.

(in thousands)

Net loss before income taxes for the quarter ended June 30, 2006	$(22,070)

Less special charge:
Loss on the redemption of Holdings’ outstanding 5% subordinated convertible notes	(28,032)

Income before income taxes and special charge	$5,962

Hawaiian Holdings, Inc.

Reconciliation of GAAP Results to

Adjusted Historical Cost Financial Results (unaudited)

	Three months ended				Six months ended
	June 30,				June 30,
	2006		2005		2006		2005
	(in millions)				(in millions)

GAAP operating expenses	$213.3		$73.5		$427.6		$75.6

Hawaiian expenses pre-June 2, 2005 (a)	—		128.1		—		309.1
Combined Holdings and Airlines operating expenses	$213.3		$201.6		$427.6		$384.6

Aircraft fuel, including taxes and oil	59.2		48.2		116.2		86.6
Adjusted operating expenses	$154.0		$153.4		$311.4		$298.1

Add (Subtract) impact of purchase accounting:
Wages & benefits (b)	$—		$0.8		$—		$0.8
Aircraft and other rental expense (c)	(0.4)		(0.2)		(0.9)		(0.2)
Maintenance materials and repairs (d)	(0.3)		(0.2)		(0.6)		(0.2)
Depreciation and amortization (e)	(3.9)		(1.1)		(7.9)		(1.1)

Adjusted Historical Cost operating expenses, ex-fuel	$149.4		$152.6		$302.0		$297.3

Available Seat Miles (millions)	1,944.9		1,931.3		3,841.0		3,740.8

CASM - GAAP	10.97	¢	3.80	¢	11.13	¢	2.02	¢
add Hawaiian expenses CASM	—		6.63		—		8.26
CASM - Combined	10.97	¢	10.44	¢	11.13	¢	10.28	¢
less aircraft fuel	3.04		2.50		3.02		2.31
CASM - Combined, ex-fuel	7.92	¢	7.94	¢	8.11	¢	7.97	¢
Impact of purchase accounting adjustments	(0.24)		(0.04)		(0.24)		(0.02)
CASM - Adjusted for historical cost, ex-fuel	7.68	¢	7.90	¢	7.86	¢	7.95	¢

Footnotes:

(a)          Effective April 1, 2003, the Company deconsolidated Hawaiian until the Company reacquired and reconsolidated Hawaiian on June 2, 2005.  The reconsolidation of Hawaiian was accounted for as a business combination with Hawaiian’s assets and liabilities being adjusted to their fair values as of June 2, 2005.  Hawaiian’s results of operations for the period April 1, 2003 through June 1, 2005 were not included in Holdings’ results of operations.

(b)         The Company recorded the accumulated pension and other postretirement benefit obligations of Hawaiian at their fair values as of June 2, 2005, resulting in the elimination of actuarial losses and the related amortization of such losses as a component of pension expense.

(c)          The increase in aircraft and other rental expense is due to recording the Company’s operating leases to their fair values as of June 2, 2005.

(d)         The Company recorded an intangible asset for certain aircraft maintenance contracts with contractual rates less than current market rates for similar services at June 2, 2005.

(e)          Adjustment to reflect the impact on depreciation and amortization expense due to the amortization of intangible assets and certain property and equipment recorded to its fair value at June 2, 2005.